Exhibit 14.0

VIRGINIA SAVINGS BANCORP, INC.

Code of Ethical Conduct for Financial Executives

In my role as a financial executive of Virginia Savings Bancorp, Inc.,

I recognize that financial executives hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that shareholders’ interest are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial executives are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and to shareholders.

I certify to you that I adhere to and advocate the following principles and responsibilities to the company, the public and our shareholders.

To the best of my knowledge, belief and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide full, fair, accurate, timely, and understandable disclosure in SEC reports and other public communications and regulatory filings made by the company.

3.	I comply with laws, rules, and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.	I act in good faith, responsibly, with due care, competence, and diligence without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to my shareholders’ needs.

7.	I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8.	I achieve responsible use of and control over all assets and resources employed by or entrusted to me.

9.	I agree to promptly report any violations of this code to the company’s CEO, chief financial officer and/or board of directors.

10.	I understand that I am fully accountable for adherence to this code.

(Signature)